SCHEDULE 14A INFORMATION

                                 (RULE 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
               SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:


[ ]  Preliminary Proxy Statement           [ ]  Confidential, For Use of the
[X]  Definitive Proxy Statement                 Commission Only (as permitted by
[ ]  Definitive Additional Materials            Rule 14a-6(e)(2))
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) 14a-12 or Rule


                           COMMISSION FILE NO. 0-28452

                       UNITED SHIPPING & TECHNOLOGY, INC.
                (Name of Registrant as Specified in Its Charter)


     (Name of Person(s) Filing Proxy Statement if Other Than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

          (1)  Title of each class of securities to which transaction applies:

          (2)  Aggregate number of securities to which transaction applies:

          (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

          (4)  Proposed maximum aggregate value of transaction:

          (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

          (1)  Amount previously paid:

          (2)  Form, Schedule or Registration Statement no.:

          (3)  Filing Party:

          (4)  Date Filed:

                       UNITED SHIPPING & TECHNOLOGY, INC.
                        9850 51ST AVENUE NORTH, SUITE 110
                          MINNEAPOLIS, MINNESOTA 55442


                                  July 14, 2000


Dear Shareholder:

         You are cordially invited to attend the Special Meeting of Shareholders of United Shipping & Technology, Inc. to be held in the Arthur Quinn Room of the Northland Inn, 7025 Northland Drive North, Brooklyn Park, Minnesota, on Monday, August 14, 2000, at 3:30 p.m. Minneapolis time.


         At the Special Meeting, you will be asked to ratify and approve the issuance and purchase of the Company's Series B Convertible Preferred Stock, par value $.004 per share ("Series B Preferred"), by TH Lee.Putnam Internet Partners, L.P. and TH Lee.Putnam Internet Parallel Partners, L.P. (collectively, "TH Li"), including the issuance and exercise of warrants issued to TH Li for the purchase of up to an aggregate of 3,381,729 additional shares of Series B Preferred (assuming an average closing sales price of the Company's Common Stock on the Nasdaq SmallCap Market during the 45 consecutive trading days immediately prior to exercise (the "Market Price") of $10.243 on June 20, 2000) and 425,000 shares of Common Stock upon the exercise of warrants issued to TH Li. Approval of the exercise of the warrants represents a critical step in our strategic financing plans. Approval of the exercise of the warrants to purchase up to an aggregate of 3,381,729 additional shares of Series B Preferred is required by Nasdaq and the terms of the Securities Purchase Agreement entered into by and between the Company and TH Li.


         It is important for you to exercise your voting rights. Whether or not you are able to attend the meeting in person, I urge you to sign and date the enclosed proxy card and return it in the enclosed envelope. If you do attend the meeting in person, you may withdraw your proxy and vote personally on any matters properly brought before the meeting.

                                       Sincerely,

                                       UNITED SHIPPING & TECHNOLOGY, INC.

                                       /s/ Peter C. Lytle

                                       Peter C. Lytle
                                       President and Chief Executive Officer

                       UNITED SHIPPING & TECHNOLOGY, INC.
                        9850 51ST AVENUE NORTH, SUITE 110
                          MINNEAPOLIS, MINNESOTA 55442

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                      TO BE HELD ON MONDAY AUGUST 14, 2000

         NOTICE IS HEREBY GIVEN that the Special Meeting of Shareholders of United Shipping & Technology, Inc. (the "Company"), a Utah corporation, will be held in the Arthur Quinn Room of the Northland Inn, 7025 Northland Drive North, Brooklyn Park, Minnesota, on Monday, August 14, 2000, at 3:30 p.m. Minneapolis time, and at any adjournment or postponement thereof, for the following purposes, as more fully described in the accompanying Proxy Statement:


         1. Ratification of the issuance and sale of the Company's Series B Convertible Preferred Stock, par value $.004 per share ("Series B Preferred"), to TH Lee.Putnam Internet Partners, L.P. and TH Lee.Putnam Internet Parallel Partners, L.P. (collectively "TH Li"), including the issuance and exercise of warrants issued to TH Li for the purchase of up to 3,381,729 shares of Series B Preferred (assuming an average closing sales price of the Company's Common Stock on the Nasdaq SmallCap Market during the 45 consecutive trading days immediately prior to exercise (the "Market Price") of $10.243 on June 20, 2000) and a warrant to purchase up to 425,000 shares of Common Stock.


         The transfer books of the Company will not be closed for the Special Meeting. Only shareholders of record holding Common Stock or Series B Convertible Preferred Stock at the close of business on July 10, 2000, are entitled to receive notice of, and to vote at, the Special Meeting.

                                       BY ORDER OF THE BOARD OF DIRECTORS

                                       /s/ Kenneth D. Zigrino

                                       Kenneth D. Zigrino
                                       Secretary

Minneapolis, Minnesota
July 14, 2000




--------------------------------------------------------------------------------
     ALL SHAREHOLDERS ARE CORDIALLY INVITED AND REQUESTED TO ATTEND THE SPECIAL MEETING IN PERSON. SHAREHOLDERS WHO ARE UNABLE TO ATTEND IN PERSON ARE REQUESTED TO COMPLETE, DATE AND SIGN THE ENCLOSED PROXY EXACTLY AS YOUR NAME APPEARS THEREON AND PROMPTLY RETURN IT IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. YOUR PROXY IS BEING SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY. YOUR ATTENDANCE AT THE SPECIAL MEETING, WHETHER IN PERSON OR BY PROXY, IS IMPORTANT TO ENSURE A QUORUM. IF YOU RETURN YOUR PROXY, YOU STILL MAY VOTE YOUR SHARES IN PERSON BY GIVING WRITTEN NOTICE (BY SUBSEQUENT PROXY OR OTHERWISE) TO THE SECRETARY OF THE COMPANY AT ANY TIME PRIOR TO THE VOTE AT THE SPECIAL MEETING.
--------------------------------------------------------------------------------

                       UNITED SHIPPING & TECHNOLOGY, INC.
                        9850 51ST AVENUE NORTH, SUITE 110
                          MINNEAPOLIS, MINNESOTA 55442

                               -------------------

                               PROXY STATEMENT FOR
                         SPECIAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON AUGUST 14, 2000

                               ------------------
                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL


         This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the "Board of Directors" or the "Board") of United Shipping & Technology, Inc. (the "Company"), to be voted at the Special Meeting of Shareholders (the "Special Meeting") to be held in the Arthur Quinn Room of the Northland Inn, 7025 Northland Drive North, Brooklyn Park, Minnesota, on Monday, August 14, 2000, at 3:30 p.m. Minneapolis time, and at any adjournment or postponement thereof. The Notice of Special Meeting, this Proxy Statement and the enclosed proxy are first being mailed to shareholders on or about July 14, 2000. The Special Meeting has been called to ratify the issuance and sale of the Company's Series B Convertible Preferred Stock, par value $.004 per share ("Series B Preferred"), to TH Lee.Putnam Internet Partners, L.P. and TH Lee.Putnam Internet Parallel Partners, L.P. (collectively "TH Li"), including the issuance and exercise of warrants issued to TH Li for the purchase of up to 3,381,729 shares of Series B Preferred (assuming an average closing sales price of the Company's Common Stock on the Nasdaq SmallCap Market during the 45 consecutive trading days immediately prior to exercise (the "Market Price") of $10.243 on June 20, 2000), and a warrant to purchase up to 425,000 shares of Common Stock (collectively, the "Warrants").


         The Board of Directors knows of no business which will be presented at the Special Meeting other than the matters referred to in the accompanying Notice of Meeting. If the enclosed proxy is executed and returned, it nevertheless may be revoked at any time before it has been voted by a later-dated proxy or a vote in person at the Special Meeting. Shares represented by properly executed proxies received on behalf of the Company will be voted at the Special Meeting (unless revoked prior to their vote) in the manner specified therein. If no instructions are specified in a signed proxy returned to the Company, the shares represented thereby will be voted FOR ratification and approval of the transactions with TH Li described in the Proposal, including the exercise of the Warrants. If a question of adjourning or postponing the Special Meeting is properly presented at the Special Meeting from time to time, the persons named in the proxies and acting thereunder will have discretion to vote on such matter in accordance with their best judgement.

RECORD DATE AND OUTSTANDING COMMON STOCK


         Only holders of the Company's Common Stock and Series B Preferred Stock whose names appear of record on the books of the Company at the close of business on July 10, 2000 (the "Record Date"), are entitled to receive notice of, and to vote at, the Special Meeting. On the Record Date, the voting shares of the Company consisted of 16,399,197 shares of Common Stock, par value $.004 per share (the "Common Stock"), and 2,806,797 shares of Series B Preferred, each entitled to one vote per share.

REVOCABILITY OF PROXIES

         Any shareholder who executes and returns a proxy may revoke it at any time before it is voted. Any shareholder who wishes to revoke a proxy can do so by (i) executing a later-dated proxy relating to the same shares and delivering it to the Secretary of the Company prior to the vote at the Special Meeting,
(ii) filing a written notice of revocation bearing a later date than the proxy with the Secretary of the Company prior to the vote at the Special Meeting, or
(iii) appearing in person at the Special Meeting, filing a written notice of revocation and voting in person the shares to which the proxy relates. Any written notice or subsequent proxy should be delivered to United Shipping & Technology, Inc., 9850 51st Avenue North, Suite 110, Minneapolis, Minnesota 55442, Attention: Kenneth D. Zigrino, Secretary of the Company, or hand-delivered to the Secretary of the Company prior to the vote at the Special Meeting.

QUORUM; VOTING; ABSTENTIONS; BROKER NON-VOTES

         The presence, in person or by proxy, of the holders of at least a majority of the shares of Common Stock and Series B Preferred outstanding and entitled to vote is necessary to constitute a quorum for the transaction of business at the Special Meeting. All votes will be tabulated by the inspector of election for the Special Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. The affirmative vote at the Special Meeting by the holders of a majority of votes cast in person or by proxy on the Proposal is required to approve the TH Li financing.

         If a properly executed proxy is returned and the shareholder has abstained from voting on any matter, the shares represented by such proxy will be considered present at the Special Meeting for purposes of determining a quorum and for purposes of calculating the vote, but will not be considered to have been voted in favor of such matter.

         If a properly executed proxy is returned by a broker holding shares in street name which indicates that the broker does not have discretionary authority as to certain shares to vote on the matter, such shares will be considered present at the Special Meeting for determining a quorum, but will not be considered to be represented at the Special Meeting for purposes of calculating the vote with respect to the matter.

                               SECURITY OWNERSHIP

         As of June 20, 2000, the Company had issued and outstanding 16,400,305 shares of Common Stock and 2,806,797 shares of Series B Preferred. Each share of Series B Preferred may be converted into one share of Common Stock (subject to adjustment to prevent dilution) at any time upon the request of the holder thereof.

         The following table contains certain information known to the Company regarding beneficial ownership of its Common Stock as of June 20, 2000, by (i) each person who is known to the Company to own beneficially more than five percent of the Company's Common Stock, (ii) each of the Company's directors,
(iii) each of the Company's officers, and (iv) all current executive officers and directors as a group. Unless otherwise noted, each person identified below has sole voting and investment power with respect to such shares.


NAME AND ADDRESS OF BENEFICIAL OWNER          BENEFICIALLY OWNED(1)     BENEFICIALLY OWNED(2)
------------------------------------          ---------------------     ---------------------

TH Lee.Putnam Internet Partners, L.P. (3)
200 Madison Avenue, Suite 2225
New York, NY 10016..........................        2,806,797                   14.6%

Richard and Mabeth Neslund (4)
15210 Wayzata Boulevard
Wayzata, MN 55391...........................        1,948,900                   11.8%

Bayview Capital Partners LP (5)
641 East Lake Street, Suite 230
Wayzata, MN 55391...........................        1,505,152                    9.0%


RS Investment Management Co. LLC
338 Market Street, Suite 200
San Francisco, CA 94111.....................        1,058,243                    6.5%

Peter C. Lytle (6)..........................        1,039,785                    6.0%

Entities Affiliated with Brahman
Management Corp. (7)
277 Park Avenue, 26th Floor
New York, NY 10172..........................          985,074                    6.0%

Entities Affiliated with Tudor
Investment Corporation (8)
600 Steamboat Road
Greenwich, CT 06830.........................          985,074                    6.0%

Timothy G. Becker (9).......................          725,687                    4.2%

Kenneth D. Zigrino (10).....................          412,500                    2.5%

Marshall T. Masko (11)......................          326,584                    2.0%

Susan Clemens (12)..........................          145,001                      *

Ronald G. Olson (13)........................           28,000                      *

James A. Bartholomew (14) ..................           20,000                      *

Marlin Rudebusch (15).......................           20,000                      *

Peter W. Kooman (16)........................           14,865                      *

Mark E. Ties................................              669                      *

All directors and officers as
a group (10 persons) (17)...................        2,733,091                   14.8%

-------------------
         * Represents less than 1%.

(1) Beneficial ownership is determined in accordance with the rules of the SEC and includes Common Stock or securities convertible into or exercisable for Common Stock owned by or for, among others, the spouse, children or certain other relatives of such person as well as other securities as to which the person has or shares voting or investment power or has the right to acquire within 60 days of June 20, 2000. The same shares may be beneficially owned by more than one person. Unless otherwise indicated, the address for each listed shareholder is c/o United Shipping & Technology, Inc., 9850 51st Avenue North, Suite 110, Minneapolis, Minnesota 55442. To the Company's knowledge, except as indicated in the footnotes to this table, the persons named in this table have sole voting and investment power with respect to all Common Stock shares.

(2) Percentage of beneficial ownership is based on 16,400,305 shares of Common Stock outstanding as of June 20, 2000. Shares issuable pursuant to warrants, stock options and the Series B Preferred are deemed outstanding for computing the percentage of the person holding such warrants, stock options or Series B Preferred but are not deemed outstanding for computing the percentage of any other person. Assumes no issuance of 6,214,641 shares of Common Stock issuable upon exercise of outstanding employee stock options, director stock options or warrants, including warrants issued in conjunction with bridge financing completed by the Company in December 1995 or private placements. Also assumes no issuance of Common Stock upon conversion of Series B Preferred, upon exercise of the Warrants issued to TH Li or upon exercise of warrants granted to broker-dealers in connection with private placements and a public offering of the Company's securities.


(3) Includes 1,508,861 shares of Common Stock issuable upon conversion of Series B Preferred owned by TH Lee.Putnam Internet Partners, L.P. and 1,297,936 shares of Common Stock issuable upon conversion of Series B Preferred owned by TH Lee.Putnam Internet Parallel Partners, L.P. Does not include 228,469 shares of Common Stock purchasable pursuant to warrants to purchase Common Stock owned by TH Lee.Putnam Internet Partners, L.P. and 196,531 shares of Common Stock purchasable pursuant to warrants to purchase Common Stock owned by TH Lee.Putnam Internet Parallel Partners, L.P. (collectively, the "Common Warrants"). The Common Warrants become exercisable only in the event and to the extent that 3,000,000 options granted under the Company's 2000 Stock Option Plan are exercised, on a pro rata basis. Also does not include approximately 1,817,930 shares of Common Stock purchasable pursuant to warrants to purchase Series B Preferred owned by TH Lee.Putnam Internet Partners, L.P. and approximately 1,563,800 shares of Common Stock purchasable pursuant to warrants to purchase Series B Preferred owned by TH Lee.Putnam Internet Parallel Partners, L.P. (collectively, the "Series B Warrants"). Exercise of the Series B Preferred Warrants is conditioned upon the approval of the Company's shareholders of the exercise of such warrants. Approval of exercise of the Series B Preferred Warrants does not mean TH Li will exercise the Warrants. TH Lee.Putnam Internet Parallel Partners, L.P. is an affiliate of TH Lee Putnam Internet Partners, L.P. The estimated number of shares purchasable pursuant to the aforementioned warrants is determined as if such warrants were exercised on June 20, 2000, and the number of shares purchasable pursuant to the Series B Preferred Warrants assumes a market price of $10.243 as of that date.

         Exercise of the Common Warrants and the Series B Preferred Warrants (collectively, the "Warrants") is conditioned upon satisfaction of the applicable waiting period under the Hart-Scott-Rodino Improvements Act of 1976, as amended.

(4) Includes 1,885,567 shares owned directly and 63,333 shares purchasable pursuant to warrants.

(5) Includes 1,505,152 shares purchasable pursuant to warrants, 27,312 shares of which become exercisable only in the event and to the extent that 3,000,000 options granted under the Company's 2000 Stock Option Plan are exercised, on a pro rata basis.

(6) Includes 251,600 shares owned directly, 125,000 shares purchasable pursuant to warrants and 663,185 shares purchasable pursuant to stock options.

(7) Includes 506,600 shares owned directly and 50,660 shares purchasable pursuant to warrants held by BY Partners, L.P., 238,400 shares owned directly and 23,840 shares purchasable pursuant to warrants held by Brahman Institutional Partners, L.P., 79,400 shares owned directly and 7,940 shares purchasable pursuant to warrants held by Brahman Partners II, L.P., 61,800 shares owned directly and 6,180 shares purchasable pursuant to warrants held by Brahman C.P.F. Partners, L.P., and 9,322 shares owned directly and 932 shares purchasable pursuant to warrants held by Brahman Partners II Offshore, Ltd. Peter A. Hochfelder, Robert
         J. Sobel and Mitchell A. Kuflick, together the executive officers and directors of Brahman Capital Corp. and the sole managers of Brahman Management, L.L.C., each are deemed to have beneficial ownership of the above referenced shares.

(8) Includes 891,940 shares owned directly and 89,194 shares purchasable pursuant to warrants held by the Raptor Global Portfolio Ltd., 3,582 shares owned directly and 358 purchasable pursuant to warrants held by Altar Rock Fund L.P. Tudor Investment Corporation expressly disclaims beneficial ownership of such shares. Mr. Paul Tudor Jones II, the controlling shareholder of Tudor Investment Corporation, also disclaims beneficial ownership in such shares.

(9) Includes 41,688 shares owned directly, 20,834 shares purchasable pursuant to warrants and 663,185 shares purchasable pursuant to stock options.

(10) Includes 125,000 shares owned directly, 62,500 shares purchasable pursuant to warrants and 225,000 shares purchasable pursuant to stock options.

(11) Includes 181,584 shares owned directly and 145,000 shares purchasable pursuant to stock options.

(12) Includes 83,334 shares owned directly and 41,667 shares purchasable pursuant to warrants and 20,000 shares purchasable pursuant to stock options.

(13) Includes 5,000 shares purchasable pursuant to options and 23,000 shares purchasable pursuant to a warrant.

(14)     Includes 20,000 shares purchasable pursuant to options.

(15)     Includes 20,000 shares purchasable pursuant to options.

(16) Includes 13,514 shares owned directly and 1,351 shares purchasable pursuant to warrants.

(17) Includes an aggregate of 2,035,722 shares purchasable pursuant to currently exercisable stock options and warrants.

                                    PROPOSAL


RATIFICATION AND APPROVAL OF TRANSACTIONS WITH TH LEE.PUTNAM INTERNET PARTNERS, L.P. AND TH LEE.PUTNAM INTERNET PARALLEL PARTNERS, L.P., PURSUANT TO WHICH THE COMPANY SOLD 2,806,797 SHARES OF SERIES B PREFERRED STOCK AND WARRANTS TO PURCHASE AN AGGREGATE OF 3,381,729 SHARES OF SERIES B PREFERRED STOCK (ASSUMING AN AVERAGE CLOSING SALES PRICE OF THE COMPANY'S COMMON STOCK ON THE NASDAQ SMALLCAP MARKET DURING THE 45 CONSECUTIVE TRADING DAYS IMMEDIATELY PRIOR TO EXERCISE (THE "MARKET PRICE") OF $10.243 ON JUNE 20, 2000) WHICH, UPON EXERCISE THEREOF, WOULD REPRESENT TWENTY PERCENT (20%) OR MORE OF THE OUTSTANDING SHARES OF THE COMPANY, WHICH APPROVAL IS REQUIRED PURSUANT TO THE SECURITIES PURCHASE AGREEMENT AND IS NECESSARY IN ORDER TO MEET CONTINUED LISTING REQUIREMENTS FOR THE COMPANY'S COMMON STOCK ON THE NASDAQ SMALLCAP MARKET.


         On May 31, 2000, the Company completed the sale of the shares and warrants described herein to TH Lee.Putnam Internet Partners, L.P. and TH Lee.Putnam Internet Parallel Partners, L.P. (collectively, "TH Li"), under the terms of a Securities Purchase Agreement (the "Agreement") entered into between the Company and TH Li as of May 15, 2000. Pursuant to the Agreement, the Company sold 2,806,797 shares of Series B Preferred Stock to TH Li, at a price of $9.00 per share, for a total purchase price of $25,261,173 (the "Purchase Price").

         The Company also sold to TH Li warrants (the "Common Warrants") to purchase up to an aggregate of 425,000 shares of the Company's Common Stock, warrants (the "Additional Warrants") to purchase up to an aggregate of 452,901 shares of Series B Preferred at $9.00 per share, and warrants (the "Preferred Warrants") to purchase the number of shares of Series B Preferred equal to an aggregate of $30 million divided by the 45-day average closing sales price of the Company's Common Stock immediately prior to the date of exercise (the "Market Price"), exercisable at the Market Price. On June 20, 2000, the Market Price was $10.243 (the "Assumed Preferred Warrant Exercise Price"). Based on the Assumed Preferred Warrant Exercise Price, TH Li would have been entitled to 2,928,828 shares of Series B Preferred purchasable upon exercise of the Preferred Warrants and Additional Warrants on June 20, 2000 (the "Assumed Preferred Warrant Exercise"). The Additional Warrants and Preferred Warrants are hereafter collectively referred as the "Series B Preferred Warrants." The Common Warrants, Additional Warrants and Preferred Warrants are hereafter collectively referred as the "Warrants." The Company did not seek the opinion of an independent financial advisor as to whether the TH Li investment was fair to the Company and its shareholders from a financial point of view. The Board of Directors of the Company, however, reviewed and unanimously approved the terms and conditions of the TH Li investment. On May 31, 2000, the closing price per share of the Company's Common Stock as listed on the Nasdaq SmallCap Market was $10.00.


         Issuance of the Series B Preferred and the Warrants constitutes an event that triggered pre-emptive rights under the terms of a warrant held by a current warrantholder. The Company obtained a written waiver of certain of those pre-emptive rights from such warrantholder prior to such issuance. Issuance of the Series B Preferred at a price per share lower than the average of the daily closing price per share of the Company's Common Stock for the 20 consecutive trading days immediately preceding the date of issuance as reported by the Nasdaq SmallCap Market constitutes an event triggering anti-dilution adjustments in the current exercise price and shares issuable pursuant to said warrant and conversion price of a convertible promissory note held by a current noteholder. The Company has not obtained any waiver of such anti-dilution provisions from such warrantholder or noteholder. Consequently, the exercise price and shares issuable under said warrant, and the conversion price of said convertible promissory note, will be adjusted pursuant to a formula provided in such securities.


         If all of the Warrants are exercised, the shares purchasable, together with the Series B Preferred purchased by TH Li, would total 6,613,526 shares of Common Stock, (treating all Series B Preferred shares on an as-if-converted basis, assuming no anti-dilution adjustments are required and based upon the Assumed Preferred Warrant Exercise Price), or approximately 28.7% of the Company's outstanding shares of Common Stock on a post-issuance basis. On a fully diluted basis (based on the Assumed Preferred Warrant Exercise Price) the securities issued to TH Li would represent approximately 22.7% of the Company's outstanding Common Stock.


         Under the terms of the Agreement with TH Li, the Company is obligated to (a) seek ratification by its shareholders of the issue and purchase of the Series B Preferred and all other securities (including the exercise of the Series B Preferred Warrants by TH Li) and the applicable terms thereof, (b) take all reasonable steps in its power to ensure that the Company's Board of Directors recommends to the shareholders that such actions be ratified, and (c) fulfill the applicable waiting period for exercise of the Warrants under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

NASDAQ SHAREHOLDER APPROVAL REQUIREMENTS


         The Company's Common Stock is listed on the Nasdaq SmallCap Market, the market rules of which (the "Nasdaq Rules") require shareholder approval if the Company issues, in connection with a transaction other than a public offering, Common Stock or securities exercisable for or convertible into 20% or more of the Company's outstanding shares of Common Stock or voting power. In connection with the sale of the Series B Preferred and the Warrants to TH Li, the Company did not issue Common Stock or securities exercisable for 20% or more of the Common Stock because the rights of TH Li to exercise the Series B Preferred Warrants is subject to approval by the Company's shareholders. Exercise of the Series B Preferred Warrants, however, would result in the issuance of securities exercisable for 20% or more of the Common Stock.

         The Nasdaq Rules also require shareholder approval when an issuance of securities will result in a change in control of the Company. The Company believes that the sale of 2,806,797 shares of Series B Preferred on May 15, 2000, together with the purchase of Series B Preferred and Common Stock upon exercise of the Warrants could result in TH Li beneficially holding approximately 28.7% of the voting power of the Company which could enable TH Li to substantially influence corporate decisions and affect shareholder votes on material matters brought before shareholders of the Company. Accordingly, a vote in favor of the Proposal would enable the Company to issue the Series B Preferred upon exercise of the Series B Preferred Warrants, which together with the issuances of the Series B Preferred and Common Stock upon exercise of the Common Warrants, could result in the issuance of up to an aggregate of 28.7% of the Company's voting power to TH Li and would result in TH Li having substantial influence over the management and policies of the Company.


UTAH SHAREHOLDER APPROVAL REQUIREMENTS

         The laws of the State of Utah do not require shareholder approval of the TH Li investment including any future acquisition of Series B Preferred or Common Stock upon exercise of warrants.

HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976

         The Warrants may not be exercised unless the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, has expired.

THE TH LI INVESTMENT

         THE FOLLOWING SUMMARIZES INFORMATION RELATING TO THE TH LI INVESTMENT. A COPY OF THE SECURITIES PURCHASE AGREEMENT, INCLUDING THE CERTIFICATE OF DESIGNATION OF THE SERIES B PREFERRED STOCK, FORMS OF WARRANTS, AND REGISTRATION RIGHTS AGREEMENT (THE "TH LI TRANSACTION DOCUMENTS") IS INCLUDED IN THE COMPANY'S CURRENT REPORT ON FORM 8-K FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 2, 2000. THE DESCRIPTION OF THE TH LI INVESTMENT IN THIS PROXY STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO

THE TRANSACTION DOCUMENTS, ALL OF THE TERMS AND PROVISIONS OF WHICH ARE HEREBY INCORPORATED HEREIN IN FULL BY THIS REFERENCE. ALL SHAREHOLDERS ARE URGED TO REVIEW THE TRANSACTION DOCUMENTS CAREFULLY AND IN THEIR ENTIRETY.

DESCRIPTION OF SERIES B PREFERRED

         The Company's Restated Articles of Incorporation, as amended to date, authorize the Board of Directors to issue, without any action by the Company's shareholders, up to 25,000,000 shares of Preferred Stock, in any classes or series the Board of Directors determines, and to specify the rights, preferences and privileges of such shares. On May 15, 2000, the Board of Directors by unanimous written consent authorized the creation and designation of 10,000,000 shares of Series B Convertible Preferred Stock, par value $.004 per share. No share of Series B Preferred is entitled to preference over any other share of Series B Preferred. The Series B Preferred ranks senior to the Company's Common Stock and to each other class of capital stock of the Company whenever established with respect to dividend rights and rights on liquidation, dissolution and winding up. Certain terms of the Certificate of Designation for the Series B Preferred, which has been filed with the Secretary of State of the State of Utah, are summarized below. The following summary of rights, preferences, privileges and restrictions of the Series B Preferred is qualified in its entirety by reference to the Certificate of Designation for the Series B Preferred.

CONVERSION TO COMMON STOCK

         The holders of Series B Preferred shares, at any time and from time to time, may convert all or any portion of the Series B Preferred Stock, including any fraction of a share, into shares of the Company's Common Stock (or shares or units of any security into which the Company's Common Stock is changed). Each share of Series B Preferred currently may be converted into one share of Common Stock, subject to adjustment to prevent dilution. As of June 20, 2000, the shares of Series B Preferred purchased pursuant to the Agreement were convertible into 2,806,797 shares of Common Stock, representing approximately 9.6% of the Company's outstanding Common Stock on a fully diluted basis.

         The rate at which shares of Series B Preferred may be converted to Common Stock shall be adjusted from time to time in order to prevent dilution in the event the Company issues or sells any shares of Common Stock for a consideration per share less than the market price (as defined in the Certificate of Designation for the Series B Preferred) of the Common Stock determined as of the date of such issue or sale, except with respect to: (i) the issuance or granting of Common Stock, options or convertible securities to employees, officers, consultants and directors of the Company and its subsidiaries or the exercise thereof pursuant to any of the Company's stock option plans; (ii) the issuance or granting of options for up to 75,000 shares of Common Stock (as adjusted for any stock splits, reverse stock splits, share combinations, stock dividends or similar reclassifications) to employees and consultants of the Company outside of any of the Company's stock option plans;
(iii) the issuance of Common Stock or Series B Preferred upon exercise of the Warrants; (iv) the issuance of Common Stock upon the exercise of a Warrant issued by the Company to J. Iver & Company or the conversion of the 9% Convertible Subordinated Promissory Note issued by the company to J. Iver & Company, both dated as of April 25, 2000; (v) The issuance of Common Stock upon exercise of a warrant dated as of September 24, 1999, issued by the Company to Bayview Capital Partners L.P.; (vi) the issuance of Common Stock upon conversion of the Convertible Subordinated Note dated as of September 24, 1999, issued by the Company to CEX Holdings, Inc.; (vii) the issuance of no more than 100,000 shares of Common Stock (as adjusted for any stock splits, reverse stock splits, share combinations, stock dividends or similar combinations) to Jack D. Ashabranner II, or a trust solely for his benefit, solely as payment in satisfaction of a court-approved settlement of his pending claim against Corporate Express Delivery Systems, Inc.; and (viii) the issuance of Common Stock upon exercise of the Series B Preferred. For the purposes of determining whether securities are issued or granted for less than the market price (as defined in the Certificate of Designation for the Series B Preferred) of the Common Stock, the consideration per share of any right, option, or convertible security issued or granted by the Company shall be the applicable exercise, conversion or purchase price at the time such security is issued or granted.

VOTING RIGHTS


         In general, except as otherwise provided by law, the holders of shares of Series B Preferred are entitled to receive notice of all shareholders meetings and to vote on all matters submitted to the shareholders on an as-converted basis. Each share of Series B Preferred is entitled to one vote in the election of directors. For so long as TH Li owns shares of Series B Preferred convertible into at least 5% of the Company's Common Stock, the holders of Series B Preferred shares additionally have the right to vote separately as a single class for the election of one member of the Company's Board of Directors (the "TH Li Director"). For so long as the holders of Series B Preferred are entitled to elect the TH Li Director, the director so elected shall be appointed to each committee of the Company's Board of Directors, including, without limitation, the Company's Compensation Committee. For so long as 20% of the shares of Series B Preferred originally issued pursuant to the Agreement (excluding any shares of Series B Preferred issued upon exercise of the Series B Preferred Warrants) remain outstanding, the Company's Board of Directors shall consist of not more than 8 directors without the prior written approval of the holders of two-thirds of the shares of Series B Preferred.

         For so long as 20% of the shares of Series B Preferred issued pursuant to the Agreement (excluding any shares of Series B Preferred issued upon exercise of the Preferred Warrants and the Additional Warrants) remain outstanding, the affirmative vote of the holders of two-thirds of the shares of Series B Preferred are required for the Company to (i) change the preferences, rights or powers of, increase or decrease the authorized number of, or issue additional shares of the Series B Preferred (or any class of stock that ranks prior to or equal with the Series B Preferred), (ii) change the Company's articles or bylaws, (iii) declare or pay dividends or distributions on, or repurchase or redeem, the Company's securities, other than (a) with respect to shares of Series B Preferred, (b) the repurchase of options or Common Stock under the Company's stock option plans, or (c) certain mandatory prepayments and repurchases required under the terms of an outstanding note issued to J. Iver & Company and an outstanding warrant issued to Bayview Capital Partners L.P., (iv) merge or consolidate with, or transfer assets out of the ordinary course of business to, any person, (v) liquidate, dissolve or reorganize, (vi) sell, lease or otherwise dispose of any assets outside of the ordinary course of business, subject to certain exceptions designated in the Certificate of Designation for the Series B Preferred, (vii) permit a lien on all or substantially all of the Company's property in excess of $5 million, other than in connection with refinancing the Company's existing debt, or (viii) until such time as the shareholders' approval of the transactions contemplated by the Agreement is obtained, issue any of the Company's Common Stock or convertible securities below market price (as defined in the Certificate of Designation for the Series B Preferred), other than with respect to the Permitted Issuances (as defined in the Certificate of Designation for the Series B Preferred).

         Except as otherwise provided for in the election of the TH Li Director, or as stated above, the holders of Series B Preferred are entitled to vote on all matters submitted to the shareholders for a vote together with the holders of the Common Stock voting together as a single class. Holders of Series B Preferred Stock are entitled to one vote for each share of Common Stock issuable upon conversion of the Series B Preferred Stock as of the record date for such vote or, if no record date is specified, as of the date of such vote.


DIVIDENDS

         The Company is required to declare and pay to the holders of the Series B Preferred on an as-converted basis any dividends declared or paid upon the Common Stock, whether such dividends are payable in cash, securities or other property, other than dividends payable solely in shares of Common Stock, plus all accrued and unpaid dividends.

LIQUIDATION

         Upon any liquidation, dissolution or winding up of the Company, holders of Series B Preferred shares are entitled to be paid out of the assets of the Company legally available for distribution to its shareholders, an amount equal to the Liquidation Value per share (as defined in the Certificate of Designation for the Series B Preferred) before any distribution or payment shall be made to the holders of Common Stock or other Junior Securities (as defined in the Certificate of Designation for the Series B Preferred). The current Liquidation Value is $9.00. If the Company's assets are insufficient to permit such payment to the holders of Series B Preferred, then the Company is required to distribute the entire assets available to the holders of Series B Preferred on a pro rata basis.

REDEMPTION

         Subject to the Company having legally available funds for such purpose, the Company is required, upon the election of the Series B holders, to redeem for cash any outstanding shares of Series B Preferred on May 31, 2006, at a price equal to the aggregate Liquidation Value, plus all accrued and unpaid dividends at the election of the holders of the Series B Preferred. Any holder of Series B Preferred shares may elect to exercise its redemption rights with regard to any portion or none of the Series B Preferred shares owned by such holder. The Company is not required to establish any sinking fund for the redemption of the Series B Preferred. No share of Series B Preferred shall be entitled to any dividends declared after the date on which the Redemption Price (as defined in the Certificate of Designation for the Series B Preferred) is paid to the holder of such share.

CHANGE OF CONTROL


         The Company is required to offer to purchase any outstanding shares of Series B Preferred promptly after the occurrence of a Change of Control (as defined in the Agreement) of the Company, at a purchase price equal to the aggregate Liquidation Value, plus all accrued and unpaid dividends. At the option of the holders of Series B Preferred, the amount payable upon a Change of Control shall be payable in cash or shares of the Company's Common Stock (or the securities of the entity into which its Common Stock became converted or was exchanged in connection with the change of control).


DESCRIPTION OF THE WARRANTS


         On May 31, 2000, the Company also sold to TH Li the Warrants pursuant to the Agreement. Exercise of the Series B Preferred Warrants is conditioned upon (i) approval by the Company's shareholders of the issuance of shares of its Series B Preferred upon the exercise of the Preferred Warrants and the Additional Warrants and (ii) expiration or termination of the Hart-Scott-Rodino Act waiting period applicable to the transactions contemplated by the Agreement, including the exercise by TH Li of the Preferred Warrants and the Additional Warrants and TH Li's conversion of its shares of Series B Preferred into the Company's Common Stock. Exercise of the Common Warrants is conditioned upon expiration or termination of the Hart-Scott-Rodino Act waiting period applicable to the transactions contemplated by the Agreement, including the exercise by TH Li of the Common Warrants. The following summary of rights, preferences, privileges and restrictions of the Warrants is qualified in its entirety by reference to the warrant agreements evidencing the Warrants.


PREFERRED WARRANTS

         On May 15, 2000, the Company issued to TH Li the Preferred Warrants to purchase the number of shares of Series B Preferred equal to an aggregate of $30 million divided by the 45-day average closing sale prices of the Company's Common Stock immediately prior to the date of exercise (the "Market Price"), exercisable at the Market Price. Had they been exercised on June 20, 2000, the Preferred Warrants would have allowed TH Li to purchase an aggregate of up to approximately 2,928,828 Series B Preferred shares at an exercise price of $10.243 per share. The provisions of the Preferred Warrants would allow Series B Preferred shares purchased upon exercise to be issued as shares of Common Stock, at the option of the warrant holder. The Preferred Warrants do not entitle the holders thereof to voting rights. The Preferred Warrants are transferable in whole or in part. The term of the Preferred Warrants expires on November 30, 2001.

ADDITIONAL WARRANTS

         On May 15, 2000, the Company also issued to TH Li the Additional Warrants to purchase up to an aggregate of 452,901 shares of Series B Preferred at an exercise price of $9.00 per share. The provisions of the Additional Warrants would allow Series B Preferred shares purchased upon exercise to be issued as shares of Common Stock, at the option of the warrantholder. The Additional Warrants do not entitle the holders thereof to voting rights. The Additional Warrants are transferable in whole or in part. The term of the Additional Warrants expires on November 30, 2001.


         The Additional Warrants are subject to adjustment in order to prevent dilution in the event the Company issues or sells any shares of Common Stock for a consideration per share less than the market price (as defined in the Additional Warrants) of the Common Stock determined as of the date of such issue or sale, except with respect to any of the following (collectively, the "Excluded Transactions"): (i) the issuance or granting of Common Stock, options or convertible securities to employees, officers, consultants and directors of the Company and its subsidiaries or the exercise thereof pursuant to any of the Company's stock option plans; (ii) the issuance or granting of options for up to 75,000 shares of Common Stock (as adjusted for any stock splits, reverse stock splits, share combinations, stock dividends or similar reclassifications) to employees and consultants of the Company outside of any of the Company's stock option plans; (iii) the issuance of Common Stock or Series B Preferred upon exercise of the Warrants; (iv) the issuance of Common Stock upon the exercise of a Warrant issued by the Company to J. Iver & Company or the conversion of the 9% Convertible Subordinated Promissory Note issued by the company to J. Iver & Company, both dated as of April 25, 2000; (v) The issuance of Common Stock upon exercise of a Warrant, dated as of September 24, 1999, issued by the Company to Bayview Capital Partners L.P.; (vi) the issuance of Common Stock upon conversion of the Convertible Subordinated Note, dated as of September 24, 1999, issued by the Company to CEX Holdings, Inc.; (vii) the issuance of no more than 100,000 shares of Common Stock (as adjusted for any stock splits, reverse stock splits, share combinations, stock dividends or similar reclassifications) to Jack D. Ashabranner II, or a trust solely for his benefit, solely as payment in satisfaction of a court-approved settlement of his pending claim against Corporate Express Delivery Systems, Inc.; and (viii) the issuance of Common Stock upon exercise of the Series B Preferred. For the purposes of determining whether securities are issued or granted for less than the market price (as defined in the Additional Warrants) of the Common Stock, the consideration per share of any right, option, or convertible security issued or granted by the Company shall be the applicable exercise, conversion or purchase price at the time such security is issued or granted.


COMMON WARRANTS


         On May 15, 2000, the Company also issued to TH Li the Common Warrants to purchase up to an aggregate of 425,000 shares of the Company's Common Stock. The Common Warrants become exercisable in the event and to the extent that 3,000,000 options granted under the Company's 2000 Stock Option Plan (the "2000 Plan Options") are exercised, on a pro rata basis. The exercise price of the Common Warrants is equal to the lowest exercise price of the initially approved 2000 Plan Options, subject to adjustment to prevent dilution. The Common Warrants are subject to decrease in exercise price and accelerated vesting in the event that the Company's audited results for its fiscal year ended June 30, 2000, reflect (i) accounts receivable write-offs and reserves in excess of $3 million or (ii) goodwill write-offs in excess of $2 million. The exercise price of the Common Warrants will be reduced on a pro rata basis by the excess of such write-offs and, if the excess exceeds the aggregate exercise price of the Common Warrants, the Company will be required to pay the additional amount to TH Li in cash or shares of its Common Stock. The Common Warrants do not entitle the holders thereof to voting rights. The Common Warrants are transferable in whole or in part. The term of the Common Warrants expires on May 31, 2004.

         The Common Warrants are subject to adjustment in order to prevent dilution in the event the Company issues or sells any shares of Common Stock for a consideration per share less than the market price (as defined in the Common Warrants) of the Common Stock determined as of the date of such issue or sale, except with respect to any of the Excluded Transactions For the purposes of determining whether securities are issued or granted for less than the defined market price of the Common Stock, the consideration per share of any right, option, or convertible security issued or granted by the Company shall be the applicable exercise, conversion or purchase price at the time such security is issued or granted.


REGISTRATION RIGHTS

         The Company and TH Li entered into a registration rights agreement dated as of May 31, 2000 (the "Registration Rights Agreement"). Pursuant to the Registration Rights Agreement, the holders of a majority of (i) the Company's Common Stock issuable upon the conversion of any shares of Series B Preferred issued or issuable to TH Li pursuant to the Agreement (whether held by TH Li or any successors or assigns of TH Li) and (ii) any other shares of the Company's Common Stock held by the persons referred to in clause (i) (collectively, the "Registrable Securities") may request up to two (2) long-form registrations under the Securities Act of 1933, as amended, of the Registrable Securities. Each holder of Registrable Securities may request an unlimited number of short form registrations of its Registrable Securities. The Registrable Securities enjoy incidental or "piggyback" registration rights if the Company intends to register its other securities. The registrations are at the expense of the Company.

         Pursuant to the Registration Rights Agreement, the Company agreed to indemnify and hold harmless each holder of Registrable Securities registered pursuant thereto and each person who controls any Selling Stockholder (as defined in Section 15 of the Securities Act of 1933, as amended, or Section 20 of the Securities Exchange Act of 1934, as amended) against: (i) any and all loss, liability, claim, damage and expense arising out of any untrue statement, alleged untrue statement, omission or alleged omission of a material fact contained in the registration statement; (ii) any and all loss, liability, claim, damage and expense, to the extent of the aggregate amount paid in settlement of any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or of any claim whatsoever based upon any untrue statement or omission, or any such alleged untrue statement or omission, provided any such settlement is effected with the prior written consent of the Company; and (iii) any and all expense whatsoever reasonably incurred in investigating, preparing or defending against any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission, to the extent that any such expense is not paid under either of the foregoing provisions.

         The foregoing summaries of the Agreement, the Warrants, the Series B Preferred and the Registration Rights Agreement are qualified in their entirety by reference to the definitive forms of such instruments which have been filed as exhibits to the Company's Form 8-K Report filed with the Securities and Exchange Commission on June 2, 2000.

USE OF PROCEEDS


         Pursuant to the terms of the Agreement, the Company used the proceeds from the TH Li investment primarily to meet certain of its net obligations under the Credit Agreement dated September 24,1999 (the "Credit Agreement"), between General Electric Capital Corporation ("GE Capital") and the Company's UST Delivery Systems, Inc. subsidiary ("CEDS"). The Credit Agreement was entered into in connection with GE Capital's financing of the Company's purchase of CEDS' same day delivery business in September 1999. The remainder of the proceeds are currently intended to be used to settle outstanding litigation, workers compensation claims, and for general working capital. Any proceeds received by the Company from TH Li upon exercise of the Warrants will be used for general corporate purposes.

ABSENCE OF APPRAISAL RIGHTS


         Under Utah law, objecting shareholders will have no appraisal, dissenters' or similar rights (e.g., the right to seek a judicial determination of the "fair value" of the Common Stock and to compel the Company to purchase their Common Stock for cash in that amount) with respect to the approval of the TH Li investment presented at the Special Meeting, nor will the Company voluntarily accord such rights to shareholders. Therefore, approval by the requisite number of shares of the Proposal presented at the Special Meeting will bind all shareholders and any objecting shareholders will be able to liquidate their Common Stock only by selling it in the market.


CONSEQUENCES IF THE PROPOSAL IS NOT APPROVED

         If approval by the Company's shareholders is not obtained for the Proposal, TH Li will not be entitled to exercise the Additional Warrants for the purchase of an aggregate of 452,901 shares of Series B Preferred, at an exercise price of $9.00 per share, and the Company would not receive the net proceeds from such exercise in the amount of approximately $4,076,000. In addition, if shareholder approval is not obtained, TH Li will not be entitled to exercise the Preferred Warrants for the purchase of an aggregate of 2,928,829 shares at the Assumed Preferred Warrant Exercise Price. The receipt of the net proceeds from the Additional Warrants and Preferred Warrants, estimated at an aggregate of $33 million would represent a significant addition to the Company's working capital. Failure to approve the Proposal would require the Company to seek other sources for funding in such amount. If the Company does not receive shareholder approval, there can be no assurance that the Company would be able to obtain adequate alternative sources of capital. Approval of exercise of the Series B Preferred Warrants does not mean TH Li will exercise the Warrants. TH Li has no binding commitment to exercise any of the Warrants issued pursuant to the Agreement, and the Company has no guarantee that TH Li will exercise any of the Warrants.

VOTE REQUIRED

         The affirmative vote at the Special Meeting by the holders of a majority of votes cast in person or by proxy on the Proposal is required to approve the TH Li financing.

         THE BOARD OF DIRECTORS BELIEVES THAT THE TH LI INVESTMENT, INCLUDING EXERCISE OF THE PREFERRED WARRANTS, IS FAIR TO, AND IS ADVISABLE AND IN THE BEST INTERESTS OF, THE COMPANY AND ITS SHAREHOLDERS AND HAS UNANIMOUSLY APPROVED THE TH LI INVESTMENT, AND UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR APPROVAL OF THE PROPOSAL.

                            DESCRIPTION OF SECURITIES


         The Company's Restated Articles of Incorporation, as amended to date, authorize the issuance of 100,000,000 shares, par value $.004 per share, consisting of 75,000,000 shares of Common Stock and 25,000,000 shares of Preferred Stock. As of June 20, 2000, a total of 16,400,305 shares of Common Stock and a total of approximately 2,806,797 shares of Series B Convertible Preferred Stock were issued and outstanding and an additional 7,980,966 shares of Common Stock and an additional 3,381,729 shares of Series B Convertible Preferred Stock were reserved for issuance pursuant to stock options and/or warrants, including the Warrants. The Company's Board of Directors has the authority to issue any unissued authorized shares of Preferred Stock. Persons acquiring such shares could have preferential rights with respect to voting, liquidation, dissolution or dividends over existing shareholders. The ability of the Board of Directors to issue preferred shares could have the effect of entrenching the Company's directors, impeding or deterring an unsolicited tender offer or takeover proposal regarding the Company, and thereby depriving the then current shareholders of the ability to sell their shares at a premium over the market price, or otherwise adversely affecting the voting power, dividend, liquidation and other rights of holders of Common Stock.


         A more complete description of the Company's Common Stock follows. For a more complete description of the Company's Series B Preferred Stock, please see "Proposal-Description of Series B Preferred."

COMMON STOCK

         The Company has authorized the issuance of only one class of Common Stock. No share of Common Stock is entitled to preference over any other share of Common Stock, and each share of Common Stock is equal in all respects to every other share of Common Stock. Holders of Common Stock are entitled to one vote for each share held of record at each meeting of shareholders. In any distribution of assets, whether voluntary or involuntary, holders are entitled to receive on a pro rata basis the assets available to holders of Common Stock after creditors have been paid in full and after any liquidation preference of any other class of stock has been satisfied. The outstanding shares are, and the stock offered hereby, upon payment therefore, will be fully paid and nonassessable.

         Holders of Common Stock have no preemptive rights to purchase additional securities which may be offered by the Company. There is no cumulative voting for the election of directors. Accordingly, the owners of a majority of outstanding voting shares may elect all of the directors if they choose to do so, except one director who is to be elected by the holders of Series B Preferred Stock. All shares of Common Stock are entitled to participate equally in all dividends when, as and if declared by the Board of Directors out of funds legally available therefor.

                               PROXY SOLICITATION

         The cost of this solicitation of proxies will be paid by the Company. Proxies will also be solicited by mail, except that solicitation personally or by telephone may also be made by the Company's regular employees who will receive no additional compensation for their services in connection with the solicitation. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation materials and the Special report to beneficial owners of stock held by such persons. The Company will reimburse such parties for their expenses in so doing.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents previously filed by the Company (File No. 0-28452) with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are incorporated into this Proxy Statement by reference:

         (a) Annual Report on Form 10-KSB for the year ended June 30, 1999, filed on September 28, 1999.

         (b) Quarterly Reports on Form 10-QSB for the quarters ended October 2, 1999, January 1, 2000, and April 1, 2000, filed on November 16, 1999, February 15, 2000, and May 16, 2000,
                  respectively.

         (c) Current Reports on Form 8-K filed on October 8, 1999 (as amended on December 8, 1999), November 12, 1999, November 12, 1999 and June 2, 2000.

         Copies of each of the above-referenced documents may be obtained upon oral or written request, free of charge, by first class mail within one business day of receipt of such request, by contacting Kenneth D. Zigrino, Secretary and General Counsel of the Company, 9850 51st Avenue North, Suite 110, Minneapolis, Minnesota 55442, telephone number (612) 941-4080.


                                       BY ORDER OF THE BOARD OF DIRECTORS

                                       /s/ Peter C. Lytle

                                       Peter C. Lytle
                                       President and Chief Executive Officer

Minneapolis, Minnesota
July 14, 2000

                           Exhibit A to Schedule 14A

                         INDEPENDENT AUDITOR'S CONSENT

         We consent to the incorporation by reference in this Proxy Statement of United Shipping & Technology, Inc. related to a special meeting of shareholders of our report dated August 13, 1999, except for Notes 2 and 15, as to which the date is September 9, 1999, appearing in the Annual Report on Form 10-KSB of United Shipping & Technology, Inc. for the year ended June 30, 1999.

/s/ Lurie, Besikof, Lapidus & Co., LLP
--------------------------------------
Lurie, Besikof, Lapidus & Co., LLP

Minneapolis, Minnesota
July 12, 2000

                            Exhibit B to Schedule 14A

                       CONSENT OF INDEPENDENT ACCOUNTANTS

         We hereby consent to the incorporation by reference in this Schedule 14A of our report dated August 27, 1999 (except for Note 11, for which the date is September 8, 1999) relating to the combined financial statements of the Courier Operations of Corporate Express Delivery Systems, Inc. as of January 30, 1999 and January 31, 1998 and for the year ended January 30, 1999, the eleven months ended January 31, 1998 and the year ended March 1, 1997, which appears in the Amended Current Report on Form 8-K/A of United Shipping & Technology, Inc., dated December 8, 1999 (No. 000-28452).

/s/ PricewaterhouseCoopers LLP
--------------------------------------
PricewaterhouseCoopers LLP

Houston, Texas
July 13, 2000

                       UNITED SHIPPING & TECHNOLOGY, INC.
                        9850 51ST AVENUE NORTH, SUITE 110
                          MINNEAPOLIS, MINNESOTA 55442
                                 (612) 941-4080

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         The undersigned, having duly received the Notice of Special Meeting of Shareholders and the Proxy Statement, dated July 14, 2000, hereby appoints Peter
C. Lytle and Kenneth D. Zigrino as proxies (each with the power to act alone and with the power of substitution and revocation), to represent the undersigned and to vote, as designated below, all shares of Common Stock of United Shipping & Technology, Inc. (the "Company") held of record by the undersigned on July 10, 2000, at the Special Meeting of Shareholders to be held in the Arthur Quinn Room of the Northland Inn, 7025 Northland Drive North, Brooklyn Park, Minnesota on Monday, August 14, 2000, at 3:30 p.m., Minneapolis time, and at any adjournment or postponement thereof.


1. Ratification of the issuance and sale of the Company's Series B Convertible Preferred Stock, par value $.004 per share ("Series B Preferred"), to TH Lee.Putnam Internet Partners, L.P. and TH Lee.Putnam Internet Parallel Partners, L.P. (collectively "TH Li"), including the issuance and exercise of warrants issued to TH Li for the purchase of up to 3,381,729 shares of Series B Preferred (assuming an average closing sales price of the Company's Common Stock on the Nasdaq SmallCap Market during the 45 consecutive trading days immediately prior to exercise (the "Market Price") of $10.243 on June 20, 2000) and a warrant to purchase up to 425,000 shares of Common Stock.


                [ ]  FOR           [ ]  AGAINST           [ ]  ABSTAIN

         THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED ON THE PROXY BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE PROPOSAL ABOVE. ABSTENTIONS WILL BE COUNTED TOWARD THE EXISTENCE OF A QUORUM.

         Please sign exactly as name appears on this proxy. When shares are held by joint tenants, both should sign. If signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by an authorized person.


Dated: _____________________, 2000    Name: ____________________________________



PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.